Exhibit 10.10(c)

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of August 15, 2014 (“Effective Date”), by and between GREAT LAKES INDUSTRIAL PORTFOLIO AB BIYNAH, a Delaware limited liability company (“Landlord”), and VIEWRAY INCORPORATED, a Delaware corporation (“Tenant”).

RECITALS:

A. By the certain Lease dated as of April 17, 2008 (the “Original Lease”), by and between Cleveland Industrial Portfolio LLC, a Virginia limited liability company (“Cleveland Industrial”), as landlord, and Tenant, as tenant, Cleveland Industrial agreed to lease to Tenant and Tenant agreed to lease from Cleveland Industrial those certain premises in the Building consisting of 41,000 square feet (the “Premises”).

B. By the certain First Amendment to Lease dated as of April 16, 2013 (the “First Amendment”), by and between Cleveland Industrial and Tenant, the Term of the Lease was extended pursuant to the terms and conditions of the First Amendment (the Original Lease and the First Amendment are sometimes collectively referred to herein as the “Lease”).

C. Landlord is the successor to all right, title and interest of Cleveland Industrial, as landlord, in, to and under the lease.

D. The Term is scheduled to expire on October 31, 2014.

E. Landlord and Tenant are entering into this Second Amendment to amend the Lease, in part as follows: (i) to further extend the Term; (ii) to provide for the Fixed Rent during such extended Term; (iii) to provide for certain rights of both Landlord and Tenant with respect to that certain space consisting of approximately 19,000 square feet comprising a portion of the Premises as depicted on Exhibit A attached hereto and made a part thereof (the “ROFR Space”); and (iv) to make certain other modifications to the Lease, all as more particularly set forth herein.

F. All references to the Lease shall mean the Lease, as amended, whether or not such reference shall expressly refer to such amendments. Unless otherwise provided herein, all capitalized words and terms used herein shall have the same meanings ascribed to such words and terms as in the Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Extension of Term.

(a) Second Amendment Extension Term. The Term is hereby extended for a period of three (3) years commencing on November 1, 2014 (the “Second Amendment Extension Term Commencement Date”), and ending on October 31, 2017 (the “Second Amendment Extension Term Termination Date”). Tenant shall have the right to further extend the Term based on the terms and conditions set forth in Section 1(b) below, it being understood that Section 3.8 of the Original Lease and Section 3 of the First Amendment shall be deleted and replaced with Section 1(b) below.

(b) Renewal Options. Tenant shall have two (2) consecutive options (each, an “Extension Option”) to extend the Term for all (but not less than all) of the Premises which are demised under the Lease as of the day immediately preceding the Second Amendment Extension Term Termination Date for two (2) additional periods of five (5) years each (each, an “Extension Term”), subject to the following terms and conditions:

(i) No Default. The lease is in full force and effect and Tenant has not defaulted in the performance of its obligations under the Lease beyond any applicable notice and cure periods at the time of its exercise of the then applicable Extension Option nor at the commencement of the then applicable Extension Term, but Landlord shall have the right at its sole discretion to waive the non-default condition herein.

(ii) Fixed rent. Each Extension Term shall be upon all of the same terms, covenants and conditions as provided in the Lease, except that: (A) Tenant may not again exercise the Extension Option during the second Extension Term so as to further extend the Term beyond the expiration of the second Extension Term; and (B) the Fixed Rent payable for each Extension Term (the “Market Extension Rent”) shall be at the then current “market rate” annual Fixed Rent rate for new leases for similar space in the Building as in effect six (6) months prior to commencement of the applicable Extension Term, determined in accordance with this Section 5(b)(ii); provided, however, the Fixed Rent rate for each Extension Term shall in no event be less than the Fixed Rent rate for each previous Term or Extension Term (as the case may be).

(A) Market rate Fixed Rent shall mean the Fixed Rent rate for which the Premises would be expected to be leased for a five (5) year term commencing on the first day of the applicable Extension Term, with annual increases, in an arm’s-length transaction between a willing lessor and lessee in the greater Cleveland, Ohio metropolitan area industrial space market existing at the time such rate is established.

(B) If Tenant properly exercises the applicable Extension Option, Landlord and Tenant shall attempt to agree as to the market rate Fixed Rent at least five (5) months prior to the commencement of the applicable Extension Term. If Landlord and Tenant do not agree as to the market rate Fixed Rent by such date, then market rate Fixed Rent for the applicable Extension Term shall be determined by binding “baseball” arbitration, in accordance with the following provisions:

(1) The party desiring such arbitration shall give written notice to that effect to the other party, specifying in such notice the name, address and professional qualifications of the person designated to act as appraiser on its behalf. Within ten (10) days after service of such notice, the other party shall give written notice to the party desiring such arbitration, specifying the name, address and professional qualifications of the person designated to act as appraiser on its behalf. The two (2) appraisers shall, within ten (10) days after selection of the second appraiser, select a third appraiser. All appraisers appointed hereunder shall be MAI members of the Appraisal Institute with not less than five

(5) years of experience in the appraisal of improved industrial real estate in the great Cleveland, Ohio metropolitan area, and be devoting substantially all of their time to professional appraisal work at the time of appointment, and be in all respects impartial and disinterested. The market rate Fixed Rent determined by each of the first two selected appraisers (each a “Proposed Rent Determination,” and collectively, the :Proposed Rent Determinations”) shall be submitted to the third selected appraiser within a period of thirty (30) days after the appointment of such third appraiser. Within thirty (30) days after its receipt of the Proposed Rent Determinations, such third appraiser shall select one Proposed Rent Determination as the Fixed Rent for the applicable Extension Term, which determination shall be final, binding and conclusive upon all parties.

(2) Each party shall pay the fees and expenses of the appraiser appointed by or on behalf of such party and the fees and expenses of the third appraiser shall be borne equally by both parties.

(iii) Additional Rent. During each Extension Term, Tenant shall continue to pay Additional Rent, together will all other sums due, owing or payable under the Lease.

(iv) Exercise of Option. Tenant may exercise each Extension Option by giving Landlord a written notice thereof on or before the date that is six (6) months prior to the commencement of the applicable Extension Term. Failure by Tenant to timely exercise its right to each Extension Option shall be deemed a waiver by Tenant of its right to exercise the applicable Extension Option.

(v) Lease Amendment. If Tenant exercises an Extension Option, then the parties shall execute an amendment to the Lease to reflect Tenant’s exercise of the applicable Extension Option upon the terms provided herein, which amendment shall be executed within thirty (30) days after Tenant exercises the applicable Extension Option.

2. Rent.

(a) Fixed Rent. Notwithstanding any provision of the Lease to the contrary (including, without limitation, Section 3.1 of the Original Lease and Section 2 of the First Amendment), subject to Section 3 below, from and after the Second Amendment Extension Term Commencement Date through and including the Second Amendment Extension Term Termination Date, Fixed Rent shall be as follows:

Period	Square Footage of the Premises	Annual Fixed per square foot	Monthly Fixed Rent	Annual Fixed Rent
Second Amendment Extension Term Commencement Date	41,000	$5.00	$17,083.33	$205,000.00
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Second Amendment Extension Term Termination Date

(b) Additional Rent. Tenant shall continue to pay Additional Rent, together will all other sums due, owing or payable under the Lease.

3.ROFR.

(a) Landlord’s Right to Show ROFR Space. From and after the Effective Date, Landlord shall have the right to actively market the ROFR Space. Tenant agrees that Landlord shall have the right to enter the ROFR Space to exhibit same to prospective tenants, subject to the following terms and conditions: (i) Landlord provides Tenant at least one (1) business day’s advance notice prior to such entry; (ii) Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations in connection with such entry; and (iii) such entry shall only occur during reasonable hours. Tenant agrees to cooperate with Landlord’s activities as described in this Section 3(a).

(b) Lease ROFR. If Landlord receives or enters into a bona fide offer, proposal or letter of intent (each, “Lease Offer”), from or with a third party to leave all or any portion of the ROFR Space, Landlord shall give Tenant a written notice thereof (“Landlord’s Lease ROFR Notice”), setting forth the terms and conditions of such Lease Offer (the “Lease Offer Terms”), including the lease term, the annual Fixed Rent per square foot (including all fixed or indexed increases to said rate) and the annual Additional Rent. Tenant shall then have a one-time right of first refusal (the “Lease ROFR”) to remain in and lease all (but not less than all) of the ROFR Space, subject to the following terms and conditions:

(i) No Default. The Lease is in full force and effect and Tenant has not defaulted in the performance of its obligations under the Lease beyond and applicable notice and cure periods at the time of its exercise of the Lease ROFR, but Landlord shall have the right at its sole discretion to waive the non-default condition herein.

(ii) Terms. The ROFR Space shall be leased subject to all of the same terms, covenants and conditions as provided in the Lease except that:

(A) the annual Fixed Rent per square foot payable for the ROFR Space shall be the amounts set forth in the Lease Offer Terms;

(B) the lease term for the ROFR Space shall commence and expire on the commencement date and expiration date, respectively, set forth in the Lease Offer Terms and the “Term” with respect to the Premises shall be extended so that the “Term” is co-terminus with the expiration date set forth in the Lease Offer Terms. At such point, all references in the Lease to the “Term” shall mean and refer to the Term as so extended.

(C) Tenant shall be provided any free rent or other concessions or benefits, if any, for the ROFR Space per the terms set forth in the Lease Offer Terms; and

(D) Tenant shall be provided the allowance or build-out from Landlord, if any, for the ROFR Space per the terms set forth in the Lease Offer Terms.

(iii) Exercise of Lease ROFR. Tenant shall exercise the Lease ROFR by giving Landlord a written notice thereof on or before the date (the “ROFR Exercise Date”) which is ten (10) business days after the date Landlord gives Landlord’s Lease ROFR Notice to Tenant. If Tenant fails to timely exercise the Lease ROFR or if Tenant elects not to exercise the Lease ROFR, then:

(A) As of the date (the “ROFR Termination Date”) which is one (1) business day after the ROFR Exercise Date, Tenant shall have no further right in the ROFR Space, it being understood that the Lease with respect to the ROFR Space shall terminate and shall be of no further force or effect and all references in the Lease to the “Premises” shall be deemed to mean the remaining 22,000 square feet of the Premises;

(B) On or before ROFR Termination Date, Tenant shall deliver the ROFR Space to Landlord in accordance with Section 15.5 of the Original Lease;

(C) As of ROFR Termination Date, Fixed Rent shall be as follows:

Period	Square Footage of the Premises	Annual Fixed per square foot	Monthly Fixed Rent	Annual Fixed Rent
As of ROFR Termination Date	22,000	$7.40	$13,566.67	$162,800.00
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Second Amendment Extension Term Termination Date

(D) Tenant shall continue to pay Additional Rent, together will all other sums due, owing or payable under the Lease.

(iv) Personal Option. The Lease ROFR is a personal option in favor of Tenant and shall automatically terminate upon any assignment, sublease or other transfer by Tenant.

4. Notices. Section 21.3 of the Original Lease is hereby amended, in part, to provide that notices to Landlord shall be addressed c/o Biynah Industrial Partners, 222 South Ninth Street, Suite 2870 Minneapolis, Minnesota 55402 – Attention: Jeffery M. Josephs.

5. Representations. Each of Landlord and Tenant represents and warrants to the other as follows: (a) that such representing party has the requisite power and authority to enter into and perform this Second Amendment, (b) that this Second Amendment has been duly authorized by all necessary action on the part of such representing party; (c) that the execution and delivery and performance by such representing party of this Second Amendment will not conflict with or result in a violation of such representing party’s organizational documents or any judgment, order or decree of any court or arbiter to which such representing party is bound; (d) that this Second Amendment constitutes the valid and binding obligation of such representing party, and is enforceable against such representing party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, creditors’ rights and other similar laws; and (e) prior to executing this Second Amendment, such representing party read this Second Amendment, understood the contents hereof, was advised by the representing party’s respective attorney regarding the matters relative to this Second Amendment including the respective rights and obligations of the parties under this Second Amendment, and executed this Second Amendment of such representing party’s own free act and will.

6. No Other Modifications. Except as otherwise expressly provided in this Second Amendment, all provisions of the Lease remain in full force and effect and are not modified by this Second Amendment, and the parties hereby ratify and confirm each and every provision thereof.

7. Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and permitted assigns.

8. Counterparts. This Second Amendment may be executed in separate counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument.

9. Entire Agreement. This Second Amendment contains the entire agreement of the parties and all preliminary negotiations are merged into and incorporated in this Second Amendment, and all prior documents and correspondence between the parties are superseded and of no further force and effect other than the Lease.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the Effective Date.

LANDLORD: GREAT LAKES INDUSTRIAL PORTFOLIO AB BIYNAH, LLC, a Delaware limited liability company		TENANT: VIEWRAY INCORPORATED, a Delaware corporation

By:	Biynah Cleveland, LLC, a Manager	By:	/s/ D. David Chandler
		Name:	David Chandler
By:	/s/ Jeffery M. Josephs	Its:	CFO
Name:	Jeffery M. Josephs
Its:	Manager

EXHIBIT A

ROFR SPACE

A-1